EXHIBIT 99.1

Accentia Biopharmaceuticals to Present at Rodman &

Renshaw 10th Annual Healthcare Conference;

Company also Reports on NASDAQ Compliance Plan

TAMPA, FLORIDA – October 24, 2008 - Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced today that it will present at the Rodman & Renshaw 10th Annual Healthcare Conference on November 11, 2008 at 10:20 a.m. (EDT) at the New York Palace Hotel in New York City. The Company’s presentation will focus on its BiovaxID® personalized anti-cancer vaccine. Accentia’s majority-owned subsidiary, Biovest International, Inc. (OTCBB: BVTI), recently reported encouraging BiovaxID Phase 3 clinical trial results for the treatment of non-Hodgkin’s lymphoma, and the Company is now progressing with plans to seek approvals in the U.S., Europe and other international countries.

If qualified investors are interested in meeting with Accentia’s President and Chief Operating Officer, Dr. Steven R. Arikian, at the Conference, please contact Douglas Calder at 813-864-2558 or at dwcalder@accentia.net.

In other news, Accentia reported that it received notice from the NASDAQ Stock Market dated October 24, 2008, notifying the Company that it is not in compliance with Rule 4310(c)(3)(B), requiring a minimum $35 million market value. As a result, the Company’s common stock is subject to delisting from the NASDAQ Capital Market at the opening of business on November 4, 2008, unless Accentia requests a hearing by October 31, 2008, in accordance with the NASDAQ marketplace rules.

Accentia has the option to request an appeal hearing by October 31, 2008, with the NASDAQ Listing Qualifications Panel to review the delisting determination. If requested, the hearing date will be determined by NASDAQ and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. At the hearing, the Company will be required to address the minimum $35 million market value rule in addition to the $1 minimum bid price rule, and the Company must provide NASDAQ with a plan to regain compliance. There can be no assurance the Panel will grant the Company’s request for continued listing.

Furthermore, on August 13, 2008, NASDAQ notified the Accentia that its bid price of its common stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days and was provided 180 calendar days, or until February 9, 2009, to regain compliance. However, on October 22, 2008, NASDAQ notified the Company that, due to the recent market conditions, NASDAQ has determined to suspend enforcement of the bid price requirement through January 16, 2009 and reinstate that rule on January 19, 2009. As a result, Accentia will have until May 18, 2009 to regain compliance with the $1 minimum bid requirement.

If the Company decides not to appeal the NASDAQ Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted. If the Company’s stock is delisted, the Company expects that its common stock is eligible to trade on the OTC Bulletin Board or the Pink Sheets.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (Nasdaq: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Additionally, Accentia’s wholly-owned subsidiaries, Accentia Pharmaceuticals and Analytica International, market specialty pharmaceutical products and pharmaceutical consulting services, respectively.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations,

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.